Smart Sand, Inc. Announces Fourth Quarter 2024 and Full Year 2024 Results
•4Q 2024 and full year 2024 revenue of $91.4 million and $311.4 million, respectively.
•4Q 2024 and full year 2024 total tons sold of approximately 1,464,000 and 5,263,000, respectively.
•4Q 2024 and full year 2024 net cash provided by operating activities of $1.0 million and $17.9 million, respectively.
•4Q 2024 and full year 2024 free cash flow of $(0.8) million and $10.9 million, respectively,
•4Q 2024 Smart Sand declared and paid $0.10 per share dividend to stockholders.

YARDLEY, Pennsylvania, March 3, 2025 – Smart Sand, Inc. (NASDAQ: SND) (the “Company” or “Smart Sand”), a fully integrated frac and industrial sand supply and services company, a low-cost producer of high quality Northern White sand, and a proppant logistics solutions provider through both its in-basin transloading terminals and SmartSystemsTM products and services, today announced results for the fourth quarter and full year ended December 31, 2024.
“Smart Sand delivered strong operating and financial results for the fourth quarter 2024 and the full year 2024” stated Charles Young, Smart Sand’s Chief Executive Officer. “The Company experienced 17% sales volume growth for the year and 45% growth sequentially in the fourth quarter. The Company achieved its highest quarterly volumes and annual volumes in its history. Additionally, we delivered on our goals to generate positive free cash flow for the year and issued our first dividend, returning additional capital back to our shareholders. We currently expect to generate positive free cash flow in 2025 and will continue to look for opportunities to return capital back to our shareholders.
Key drivers for our operational and financial improvement in 2024 were strong sales activity in our main US markets of the Bakken and the Marcellus formations and increased sales volumes into our new markets of the Utica formation and Canada. New market activity represented approximately 11% of our sales volume in 2024. In the fourth quarter, we saw some customers increase activity as projects that had been delayed earlier in the year were completed in the quarter. Our continued focus on efficiencies and cost management has led to Smart Sand generating free cash flow for the last two years and issuing its first dividend of $0.10 per share in October of 2024.”
“Going into 2025, we continue to believe the market fundamentals for oil and natural gas demand will support the long-term growth of new well development and completions in the primary markets we serve. We expect domestic LNG export capacity expansion and AI data center development to increase domestic demand for electricity and natural gas. We believe this trend will directly support the long-term prospects for frac sand demand in, among others, the Appalachian and Canadian basins. Similarly, we believe global demand for oil will continue to rise due to, among other things, increasing demand in developing Asian markets. We therefore expect to see continuing demand for our frac sand in the oil-rich Bakken and Utica shale formations we serve. Thus, our mines and logistics operations are uniquely positioned to support potential growth in all the primary Northern White Sand markets.”
Mr. Young continued, “We are focused on improving the utilization of our existing asset base at our three operating plants and increasing our market share in all the markets we serve. This year, we intend to invest in incremental mining to support future growth needs and make some strategic investments in terminals to provide greater access to the markets we serve.
We currently expect sales volumes to moderate in the first quarter due to the unusually robust nature of demand in the fourth quarter, which shifted the typical winter slowdown we often experience in the fourth quarter to the first quarter of this year. We expect activity to start picking back up going into the second quarter and for the remainder of 2025. We expect overall spending for oil and gas development in the U.S. and Canada to be relatively consistent with 2024 spending levels. However, market trends continue to move towards longer lateral length per horizontal well and more sand per stage completed per well, which we expect will continue to support growth in sand needed for completions. While we expect first quarter 2025 sales volumes to be down from the record fourth quarter results, we currently expect sales volumes for 2025 to be flat to up approximately 5% from 2024 levels and our contribution margin per ton to be at levels consistent with 2024.”
During 2024, we made significant strides to improve our balance sheet and liquidity. We put in place a new five-year $30 million ABL credit facility with our new lender First Citizens Bank. This facility provides us with an efficient and flexible source of funding that allows us to manage our business going forward as well as the ability to act quickly on emerging opportunities. We also paid off the Oakdale Financing and replaced it with a $10 million, four-year, amortizing equipment financing.”

Full Year 2024 Highlights
Total revenue was $311.4 million for the full year 2024, compared to $296.0 million for the full year of 2023. Sand revenue in 2024 was $303.6 million compared to $287.5 million in 2023. Total revenue and sand revenue increased by 5% and 6%, respectively, year-over-year, as a result of increased sand sales volumes. Sand prices declined during the second half of the year, which partially offset the increase in sales volumes.
Total tons sold were 5,263,000 for the full year 2024, compared to full year 2023 total tons sold of 4,514,000, an increase of 17% year-over-year.
SmartSystems revenue was $7.8 million for the year ended 2024, a decline from $8.5 million for the year ended 2023. The decline was due to lower overall utilization of our SmartSystems fleet in 2024.
Cost of goods sold for the full year 2024 increased by 5% to $266.5 million, compared to $254.4 million for the full year 2023. The year over year increase was primarily due to higher volumes sold and the related increase in production and freight costs.
Operating expenses for the year ended 2024 were $41.8 million, a (3)% decrease compared to full year 2023 operating expenses of $43.1 million. Overall, selling, general and administrative costs declined due to lower wages, maintenance and insurance costs driven by management’s continued focus on cost-cutting measures, partially offset by higher royalties due to increased sales volumes and higher bank and legal fees related to the debt refinancings completed in 2024. The loss on disposal of assets of $1.1 million for the year ended December 31, 2024 was primarily related to relocating the Company’s last mile equipment manufacturing and maintenance facility from Canada to the United States. The loss on the disposal of assets of $1.8 million for the year ended December 31, 2023 was primarily related to the reconfiguration of one of the Company’s wet plants to increase its operational efficiency.
Total other expenses for the full year 2024 were $2.8 million, compared to $0.7 million for the full year 2023. The increase from 2023 to 2024 was due to higher interest expense from a higher average balance outstanding. We recorded a $1.3 million loss on extinguishment of debt for the year ended December 31, 2024 related to the payoff of the Oakdale facility, which was refinanced with the VFI Equipment Financing.
Net income was $3.0 million, or $0.08 per basic and diluted share, for the full year 2024, compared with net income of $4.6 million, or $0.12 per basic and diluted share, for the full year 2023. The decrease in net income was from higher tax benefit in 2023, compared to 2024. Operating income in 2024 of $3.0 million was $4.5 million higher than 2023 operating loss of $(1.5) million. This increase was attributable to an increase in total sand volumes sold and lower operating expenses.
Net cash provided by operating activities was $17.9 million for the year ended December 31, 2024, derived from net income of $3.0 million, which includes net non-cash items of $32.8 million and $(18.0) million in changes in operating assets and liabilities. The net cash provided by operating activities in 2023 was $31.0 million. The decrease in net cash provided by operating activities in 2024, compared to 2023, was primarily due to an increase in working capital assets from higher sales in the fourth quarter of 2024 compared to 2023, that were not converted to cash before year-end.

Contribution margin was $71.7 million, or $13.62 per ton sold, for the full year 2024 compared to $67.0 million, or $14.85 per ton sold, for the full year 2023. The increase in overall contribution margin for 2024, as compared to the prior year, was primarily due to higher sales volumes, which was partially offset by lower average sale prices. Adjusted EBITDA was $38.8 million for the full year 2024 compared to Adjusted EBITDA of $33.3 million for the full year 2023.  The increase in Adjusted EBITDA for 2024, as compared to the prior year, was primarily due to higher sales volumes and production costs savings, partially offset by declining average selling prices in the second half of 2024.
On October 3, 2024, our board of directors declared a special dividend of $0.10 per share of common stock, which was paid on October 28, 2024 to stockholders of record at the close of business on October 15, 2024. The initial dividend payment was approximately $3.9 million.
On October 3, 2024, our board of directors also approved an eighteen-month share repurchase program under which the Company may purchase up to $10.0 million of its ordinary shares, the (“Repurchase Program”). Pursuant to the Repurchase Program, we may repurchase our ordinary shares from time to time, in amounts, at prices and at such times as management deems appropriate, subject to market conditions and other considerations.

Fourth Quarter 2024 Highlights
Total revenue was $91.4 million in the fourth quarter of 2024, compared to third quarter of 2024 revenue of $63.2 million. Total revenue increased 45% sequentially, primarily due to higher sand sales volumes and improved pricing. The fourth quarter 2024 revenues included $4.8 million related to contractual charges for tons sold in excess of certain contractual thresholds for the year. Fourth quarter 2024 total revenue increased by 47% compared to fourth quarter 2023 revenues of $61.9 million. Higher revenue year-over-year was due primarily to higher tons sold.
Tons sold in the fourth quarter of 2024 were 1,464,000, a 23% increase compared to third quarter 2024 tons sold of 1,189,000. Tons sold in the fourth quarter of 2024 increased by 44% compared to 1,016,000 tons sold in the fourth quarter of 2023. Sales volumes were higher in the current period due primarily to higher market activity and the shifting of activity for some of our customers from the third quarter into the fourth quarter.
Cost of goods sold in the fourth quarter 2024 increased to $77.9 million, compared to $56.7 million in the third quarter 2024 and $59.1 million in the fourth quarter 2023. The sequential and year over year increases were primarily due to higher volumes sold and the related increase in production and freight costs.
Operating expense for the fourth quarter of 2024 were $9.8 million, compared to $11.4 million in the third quarter of 2024 and $10.7 million for the fourth quarter 2023. In the third quarter 2024, the Company recorded a loss on disposal of assets of $1.1 million primarily related to relocating our last mile equipment and maintenance facility from Canada to the United States. Operating expenses were lower year over year primarily due to lower wages and reduced administrative expenses driven by the Company’s continued focus on cost cutting measures.
Total other expenses for the fourth quarter 2024 were $0.4 million, compared to $0.3 million for the third quarter 2024 and $0.2 million for the fourth quarter 2023. The increase sequentially and year over year was primarily due to higher interest expense on the Company revolver to support the working capital growth related to the increased sales activity during the quarter. There were no borrowings outstanding on the revolver as of December 31, 2024.
For the fourth quarter of 2024, the Company had a net income of $3.7 million, or $0.10 per basic and diluted share, compared to net loss of $(0.1) million, or $0.00 per basic and diluted share, for the third quarter of 2024, and net loss of $(4.8) million, or $(0.12) per basic share and diluted share for the fourth quarter 2023.
Net cash provided by operating activities was $1.0 million for the quarter ended December 31, 2024, derived from net income of $3.7 million, which includes net non-cash items of $8.4 million and $(11.1) million in changes in operating assets and liabilities. The net cash provided by operating activities was $5.8 million for the third quarter 2024 and $(2.7) million for the fourth quarter 2023. The decrease sequentially was primarily due to an increase in working capital assets due to higher sales volumes compared to the previous quarter, that were not converted to cash before year-end. The increase, compared to the fourth quarter 2024, was primarily due to higher net income from increased sales volumes.
Contribution margin was $20.2 million, or $13.80 per ton sold, for the fourth quarter of 2024 compared to $13.2 million, or $11.09 per ton sold, for the third quarter of 2024 and $9.2 million, or $9.07 per ton sold, for the fourth quarter of 2023. Adjusted EBITDA was $11.9 million for the fourth quarter of 2024, compared to $5.7 million for the third quarter of 2024 and $0.7 million for the fourth quarter of 2023.
Higher net income, contribution margin and adjusted EBITDA sequentially and year-over-year were primarily due to higher sales volumes and lower operating expenses.

Capital and Liquidity
For the full year 2024, we had positive free cash flow of $10.9 million, generating $17.9 million in cash flow from operations while spending $7.0 million on capital expenditures. For the fourth quarter of 2024, we had negative $0.8 million in free cash flow, generating $1.0 million in cash flow from operations and spending $1.9 million on capital expenditures. As of December 31, 2024, we had cash on hand of $1.6 million and $30.0 million in undrawn availability on our existing credit facility.
For 2025, we currently expect capital expenditures to be in the $13.0 million to $17.0 million range. Included in 2025 budgeted capital expenditures are approximately $8.0 million in mining expansion and terminal investments to support future expected sales growth.

Earnings Conference Call
The Company will no longer host a conference call in connection with its earnings releases, beginning with this earnings release. In addition to reviewing this earnings release, investors are invited to view the Company’s Financial Statements and Investor Presentations at www.smartsand.com. The Company also welcomes calls or emails to the Company’s CFO, Lee Beckelman, with any specific questions.

Forward-looking Statements
All statements in this news release other than statements of historical facts are forward-looking statements that contain our Company’s current expectations about our future results.  We have attempted to identify any forward-looking statements by using words such as “expect,” “will,” “estimate,” “believe” and other similar expressions.  Although we believe that the expectations reflected and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.  Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements.
Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to, fluctuations in product demand, regulatory changes, adverse weather conditions, increased fuel prices, higher transportation costs, access to capital, increased competition, continued effects of the global pandemic, changes in economic or political conditions, and such other factors discussed or referenced in the “Risk Factors” section of our Company’s Form 10-K for the year ended December 31, 2024, to be filed by us with the U.S. Securities and Exchange Commission on March 3, 2025.
You should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

About Smart Sand
Smart Sand is a fully integrated frac and industrial sand supply and services company, offering complete mine to wellsite proppant and logistics solutions to our frac sand customers, and a broad offering of products for industrial sand customers. The Company produces low-cost, high quality Northern White sand, which is a premium sand used as a proppant to enhance hydrocarbon recovery rates in the hydraulic fracturing of oil and natural gas wells. The Company’s sand is also a high-quality product used in a variety of industrial applications, including glass, foundry, building products, filtration, geothermal, renewables, ceramics, turf & landscaping, retail, recreation and more. The Company offers logistics solutions to our customers through its in-basin transloading terminals and SmartSystemsTM wellsite storage and sand management capabilities. Smart Sand owns and operates premium sand mines and related processing facilities in Wisconsin and Illinois, which have access to four Class I rail lines, allowing the Company to deliver products substantially anywhere in the United States and Canada. For more information, please visit www.smartsand.com.

Availability of Information on Smart Sand’s Website
We routinely announce material information using U.S. Securities and Exchange Commission filings, press releases, public conference calls and webcasts and the Smart Sand investor relations website. While not all of the information that we post to the Smart Sand investor relations website is of a material nature, some information could be deemed to be material. Accordingly, we encourage investors, the media, and others interested in Smart Sand to review the information that we share at the “Investors” link located at the top of the page on www.smartsand.com.

SMART SAND, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	December 31, 2024	September 30, 2024	December 31, 2023
	(unaudited)	(unaudited)	(unaudited)
	(in thousands, except per share amounts)
Revenues:
Sand revenue	$90,619	$62,232	$60,147
SmartSystems revenue	744	926	1,800
Total revenue	91,363	63,158	61,947
Cost of goods sold:
Sand cost of goods sold	75,342	55,601	57,303
SmartSystems cost of goods sold	2,569	1,070	1,813
Total cost of goods sold	77,911	56,671	59,116
Gross profit	13,452	6,487	2,831
Operating expenses:
Selling, general and administrative	9,237	9,703	10,088
Depreciation and amortization	618	633	667
(Gain) loss on disposal of fixed assets, net	(7)	1,063	(19)
Total operating expenses	9,848	11,399	10,736
Operating income (loss)	3,604	(4,912)	(7,905)
Other (expenses) income:
Interest expense, net	(543)	(344)	(332)
Loss on extinguishment of debt	—	(31)	—
Other income	134	53	119
Total other (expenses) income, net	(409)	(322)	(213)
Income (loss) before income tax benefit	3,195	(5,234)	(8,118)
Income tax expense (benefit)	(541)	(5,136)	(3,332)
Net income (loss)	$3,736	$(98)	$(4,786)
Net income (loss) per common share:
Basic	$0.10	$—	$(0.12)
Diluted	$0.09	$—	$(0.12)
Weighted-average number of common shares:
Basic	39,027	38,926	38,339
Diluted	39,482	38,926	38,499

SMART SAND, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2024	2023
	(in thousands, except per share amount)
Revenues:
Sand revenue	$303,590	$287,479
SmartSystems revenue	7,782	8,494
Total revenue	311,372	295,973
Cost of goods sold:
Sand cost of goods sold	258,812	247,181
SmartSystems cost of goods sold	7,737	7,237
Total cost of goods sold	266,549	254,418
Gross profit	44,823	41,555
Operating expenses:
Selling, general and administrative	38,161	38,722
Depreciation and amortization	2,596	2,535
Loss on disposal of fixed assets, net	1,062	1,802
Total operating expenses	41,819	43,059
Operating income (loss)	3,004	(1,504)
Other (expenses) income:
Interest expense, net	(1,769)	(1,272)
Loss on extinguishment of debt	(1,341)	—
Other income	358	524
Total other (expenses) income, net	(2,752)	(748)
Income (loss) before income tax benefit	252	(2,252)
Income tax expense (benefit)	(2,740)	(6,901)
Net income (loss)	$2,992	$4,649
Net income (loss) per common share:
Basic	$0.08	$0.12
Diluted	$0.08	$0.12
Weighted-average number of common shares:
Basic	38,809	38,948
Diluted	39,084	39,046

SMART SAND, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2024	2023
	(in thousands of U.S. dollars)
Assets
Current assets:
Cash and cash equivalents	$1,554	$6,072
Accounts receivable	40,981	23,231
Unbilled receivables	5,311	2,561
Inventory	25,044	26,823
Prepaid expenses and other current assets	2,635	3,217
Total current assets	75,525	61,904
Property, plant and equipment, net	236,692	255,092
Operating lease right-of-use assets	23,153	23,265
Intangible assets, net	5,084	5,876
Other assets	1,092	163
Total assets	$341,546	$346,300
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$16,988	$16,041
Accrued expenses and other liabilities	12,561	11,024
Deferred revenue	54	1,154
Current portion of long-term debt	3,554	15,711
Current portion of operating lease liabilities	10,053	10,536
Total current liabilities	43,210	54,466
Long-term debt	9,130	3,449
Long-term operating lease liabilities	14,486	14,056
Deferred tax liabilities, net	9,316	12,101
Asset retirement obligation	21,292	19,923
Other non-current liabilities	302	38
Total liabilities	97,736	104,033
Commitments and contingencies
Stockholders’ equity
Common stock	39	39
Treasury stock, at cost	(14,671)	(14,249)
Additional paid-in capital	185,263	181,973
Retained earnings	73,239	74,539
Accumulated other comprehensive loss	(60)	(35)
Total stockholders’ equity	243,810	242,267
Total liabilities and stockholders’ equity	$341,546	$346,300

SMART SAND, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	December 31, 2024	September 30, 2024	December 31, 2023
	(unaudited)	(unaudited)	(unaudited)
	(in thousands)
Operating activities:
Net income (loss)	$3,736	$(98)	$(4,786)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion and accretion of asset retirement obligation	7,846	6,594	7,113
Amortization of intangible assets	196	198	197
Net loss (gain) on disposal of assets	(7)	1,063	(19)
Amortization of deferred financing cost	56	36	26
Accretion of debt discount	—	—	46
Loss on extinguishment of debt	—	31	—
Deferred income taxes	(567)	(5,144)	(2,041)
Stock-based compensation, net	868	866	1,035
Employee stock purchase plan compensation	5	6	4
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(16,817)	2,068	784
Unbilled receivables	(2,569)	1,590	(2,396)
Inventory	2,794	(2,808)	(868)
Prepaid expenses and other assets	251	(157)	(2,860)
Deferred revenue	(1,297)	714	(863)
Accounts payable	6,272	1,028	5,845
Accrued and other expenses	268	(177)	(3,679)
Settlement of asset retirement obligation	—	—	(197)
Net cash provided by operating activities	1,035	5,810	(2,659)
Investing activities:
Purchases of property, plant and equipment	(1,875)	(2,135)	(6,905)
Proceeds from disposal of assets	8	79	6
Net cash used in investing activities	(1,867)	(2,056)	(6,899)
Financing activities:
Dividend payments to stockholders	(3,902)	—	—
Proceeds from the issuance of notes payable	—	646	—
Repayments of notes payable	(723)	(636)	(1,483)
Proceeds from revolving credit facility	14,000	1,975	8,000
Repayment of revolving credit facility	(14,000)	(3,975)	—
Payments under finance leases	(54)	(53)	(71)
Payment of deferred financing and debt issuance costs	(103)	(626)	—
Royalty stock issuance	—	26	—
Purchase of treasury stock	(47)	(153)	(125)
Net cash provided by financing activities	(4,829)	(2,796)	6,321
Net increase in cash and cash equivalents	(5,661)	958	(3,237)
Cash and cash equivalents at beginning of year	7,215	6,257	9,309
Cash and cash equivalents at end of year	$1,554	$7,215	$6,072

 SMART SAND, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2024	2023
	(in thousands)
Operating activities:
Net income	$2,992	$4,649
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and accretion of asset retirement obligation	28,936	27,472
Amortization of intangible assets	792	793
Net loss on disposal of assets	1,062	1,802
Amortization of deferred financing cost	145	105
Accretion of debt discount	92	186
Loss on extinguishment of debt	1,341	—
Deferred income taxes	(2,784)	(6,137)
Stock-based compensation, net	3,216	3,507
Employee stock purchase plan compensation	23	24
Changes in assets and liabilities:
Accounts receivable	(17,750)	12,672
Unbilled receivables	(2,750)	(2,640)
Inventories	1,779	(6,638)
Prepaid expenses and other assets	212	1,996
Deferred revenue	(1,101)	(5,805)
Settlement of asset retirement obligation	—	(197)
Accounts payable	53	1,974
Accrued and other expenses	1,606	(2,772)
Net cash provided by operating activities	17,864	30,991
Investing activities:
Purchases of property, plant and equipment	(7,010)	(23,031)
Proceeds from disposal of assets	89	129
Net cash used in investing activities	(6,921)	(22,902)
Financing activities:
Dividend payments to stockholders	(3,902)	—
Proceeds from the issuance of notes payable	9,755	—
Repayments of notes payable	(10,263)	(10,435)
Proceeds from revolving credit facility	30,975	23,000
Repayment of revolving credit facility	(38,975)	(15,000)
Payments under finance leases	(221)	(394)
Payment of deferred financing and debt issuance costs	(1,232)	—
Payment for debt extinguishment costs	(1,227)	—
Employee stock purchase plan issuance	51	56
Purchase of treasury stock	(422)	(4,754)
Net cash used in financing activities	(15,461)	(7,527)
Net increase in cash and cash equivalents	(4,518)	562
Cash and cash equivalents at beginning of period	6,072	5,510
Cash and cash equivalents at end of period	$1,554	$6,072

Non-GAAP Financial Measures
Contribution Margin
We also use contribution margin, which we define as total revenues less costs of goods sold excluding depreciation, depletion and accretion of asset retirement obligations, to measure its financial and operating performance. Contribution margin excludes other operating expenses and income, including costs not directly associated with the operations of the Company’s business such as accounting, human resources, information technology, legal, sales and other administrative activities.
Historically, we have reported production costs and production cost per ton as non-GAAP financial measures. As we expand our logistics activities and continue to sell sand closer to the wellhead, our sand production costs will only be a portion of our overall cost structure.
Gross profit is the GAAP measure most directly comparable to contribution margin. Contribution margin should not be considered an alternative to gross profit presented in accordance with GAAP. Because contribution margin may be defined differently by other companies in the industry, our definition of contribution margin may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. The following table presents a reconciliation of contribution margin to gross profit.

	Three Months Ended
	December 31, 2024	September 30, 2024	December 31, 2023
	(in thousands)
Revenue	$91,363	$63,158	$61,947
Cost of goods sold	77,911	56,671	59,116
Gross profit	13,452	6,487	2,831
Depreciation, depletion, and accretion of asset retirement obligations included in cost of goods sold	6,750	6,700	6,381
Contribution margin	$20,202	$13,187	$9,212
Contribution margin per ton	$13.80	$11.09	$9.07
Total tons sold	1,464	1,189	1,016

	Year Ended December 31,
	2024	2023
	(in thousands)
Revenue	$311,372	$295,973
Cost of goods sold	266,549	254,418
Gross profit	44,823	41,555
Depreciation, depletion, and accretion of asset retirement obligations included in cost of goods sold	26,861	25,469
Contribution margin	$71,684	$67,024
Contribution margin per ton	$13.62	$14.85
Total tons sold	5,263	4,514

EBITDA and Adjusted EBITDA
We define EBITDA as net income, plus: (i) depreciation, depletion and amortization expense; (ii) income tax expense (benefit) and other results of operations based taxes; and (iii) interest expense. We define Adjusted EBITDA as EBITDA, plus: (i) gain or loss on sale of fixed assets or discontinued operations; (ii) integration and transition costs associated with specified transactions; (iii) equity compensation; (iv) acquisition and development costs; (v) non-recurring cash charges related to restructuring, retention and other similar actions; (vi) earn-out, contingent consideration obligations and other acquisition and development costs; and (vii) non-cash charges and unusual or non-recurring charges. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and commercial banks, to assess:
•the financial performance of our assets without regard to the impact of financing methods, capital structure or historical cost basis of our assets;
•the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;
•our ability to incur and service debt and fund capital expenditures;
•our operating performance as compared to those of other companies in our industry without regard to the impact of financing methods or capital structure; and
•our debt covenant compliance, as Adjusted EBITDA is a key component of critical covenants to the FCB ABL Credit Facility.
We believe that our presentation of EBITDA and Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA should not be considered alternatives to net income presented in accordance with GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. The following table presents a reconciliation of EBITDA and Adjusted EBITDA to net income for each of the periods indicated.

The following tables present a reconciliation of EBITDA and Adjusted EBITDA to net income for each of the periods indicated:

	Three Months Ended
	December 31, 2024	September 30, 2024	December 31, 2023
	(in thousands)
Net income (loss)	$3,736	$(98)	$(4,786)
Depreciation, depletion and amortization	7,161	7,161	7,078
Income tax expense (benefit) and other taxes	(541)	(5,136)	(3,332)
Interest expense	552	383	329
EBITDA	$10,908	$2,310	$(711)
Net (gain) loss on sale of fixed assets	(7)	1,063	(19)
Equity compensation	783	765	1,003
Acquisition and development costs (1)	9	8	204
Bank and legal costs related to financing not closed	—	1,294	—
Loss on extinguishment of debt	—	31	—
Cash charges related to restructuring and retention of employees	1	—	14
Accretion of asset retirement obligations	249	249	234
Adjusted EBITDA	$11,943	$5,720	$725

(1)    Represents costs incurred related to the business combinations and current development project activities.

	Year Ended December 31,
	2024	2023
	(in thousands)
Net income	$2,992	$4,649
Depreciation, depletion and amortization	28,735	27,363
Income tax benefit and other taxes	(2,740)	(6,901)
Interest expense	1,838	1,532
EBITDA	$30,825	$26,643
Net loss on sale of fixed assets	1,062	1,802
Equity compensation	2,855	3,391
Acquisition and development costs (1)	325	545
Bank and legal costs related to financing not closed	1,294	—
Loss on extinguishment of debt	1,341	—
Cash charges related to restructuring and retention of employees	149	32
Accretion of asset retirement obligations	996	904
Adjusted EBITDA	$38,847	$33,317
(1)    The year ended December 31, 2024 includes $308 related to a disposal from the Eagle Materials acquisition. The year ended December 31, 2023 includes $271 of costs related to the asst acquisition of the Blair facility and $274 related to the Minerva, Ohio terminal.

Free Cash Flow

Free cash flow, which we define as net cash provided by operating activities less purchases of property, plant and equipment, is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors and commercial banks, to measure the liquidity of our business.
Net cash provided by operating activities is the GAAP measure most directly comparable to free cash flow. Free cash flow should not be considered an alternative to net cash provided by operating activities presented in accordance with GAAP. Because free cash flows may be defined differently by other companies in our industry, our definition of free cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. The following table presents a reconciliation of free cash flow to net cash provided by operating activities.

	Three Months Ended
	December 31, 2024	September 30, 2024	December 31, 2023
	(in thousands)
Net cash provided by (used in) operating activities	$1,035	$5,810	$(2,659)
Purchases of property, plant and equipment	(1,875)	(2,135)	(6,905)
Free cash flow	$(840)	$3,675	$(9,564)

	Year Ended December 31,
	2024	2023
	(in thousands)
Net cash provided by operating activities	$17,864	$30,991
Purchases of property, plant and equipment	(7,010)	(23,031)
Free cash flow	$10,854	$7,960

Investor Contacts:
Lee Beckelman
Chief Financial Officer
(281) 231-2660
lbeckelman@smartsand.com